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                                              Exhibit 23.1

                        CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the captions "Experts" in the Registration Statement on Form S-8 (No. 333-00000) pertaining to the U.S. Bioscience, Inc. 1996 Non-Employee Directors Stock Option Plan, the U.S. Bioscience, Inc. Non-Executive Stock Option Plan and the U.S. Bioscience, Inc. 1992 Stock Option Plan and each related Prospectus, and to the incorporation by reference therein of our report dated February 13, 1997, with respect to the consolidated financial statements of U.S. Bioscience, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1996, filed with the Securities and Exchange Commission.



                                         /s/ Ernst & Young LLP



May 9, 1997
Philadelphia, Pennsylvania